Exhibit 10.16(a)

AMENDMENT TO THE

MINERALS TECHNOLOGIES INC. NONFUNDED DEFERRED COMPENSATION AND SUPPLEMENTAL SAVINGS PLAN

WHEREAS, Mineral Technologies Inc. (the "Employer") heretofore adopted the Minerals Technologies Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan (the "Plan"); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2012, as follows:

1.	Section 4 of the Plan shall be amended to read in its entirety as follows:

A Participant may elect to defer any percentage of his or her Base Salary Compensation for a Plan Year by filing an election with the Administrator pursuant to Section 6.  Such deferral election shall apply to Base Salary Compensation once all Compensation paid to the Participant in the Plan Year reaches the Code Section 401(a)(17) limit for the year, including as Compensation any amounts that would have been Compensation had they not been deferred pursuant to Section 5.  Such deferral election shall not apply to any Bonus Compensation.

For each payroll period in which a Participant defers Base Salary Compensation pursuant to this Section 4, the Company shall credit a hypothetical matching contribution of 100% of the first 3%, and 50% of the next 2%, of such deferred Compensation.

2.Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 28th day of December, 2011.

        MINERALS TECHNOLOGIES INC.

                             By:  /s/ Patricia M. Casey
                             By:  /s/ Thomas J. Meek